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                                                                    Exhibit 77M

COLUMBIA FUNDS SERIES TRUST I -
SEMI-ANNUAL N-SAR REPORT FOR THE PERIOD ENDING 11/30/11

Columbia High Yield Opportunity Fund
Columbia International Bond Fund
Columbia Strategic Income Fund
(the "Funds")

ITEM 77M/77Q1(G) -- MERGERS:

The series of Columbia Funds Series Trust I listed in the table below in the column captioned "Acquiring Fund" (the "Acquiring Fund") became the surviving entity in a reorganization (the "Reorganization") with the series of RiverSource Strategic Allocation Series, Inc. listed next to it under the column of the table below captioned "Acquired Fund" (the "Acquired Fund"):

                   ACQUIRED FUND            ACQUIRING FUND
                    -------------           --------------
               RiverSource Strategic      Columbia Strategic
               Income Allocation Fund        Income Fund

In September 2010, the Board of Trustees of Columbia Funds Series Trust I and the Board of Directors of RiverSource Strategic Allocation Series, Inc. each approved an agreement and plan of reorganization (the "Agreement and Plan") providing for the sale of all of the assets of the Acquired Fund to, and the assumption of all of the liabilities and obligations of the Acquired Fund by, the Acquiring Fund, in complete liquidation of the Acquired Fund. At a meeting of shareholders held on February 15, 2011, shareholders of the Acquired Fund approved the Agreement and Plan with respect to the applicable Reorganization.

Effective on June 6, 2011, the Acquiring Fund acquired all the assets of, and assumed all the liabilities and obligations of the Acquired Fund in complete liquidation of the Acquired Fund. Shareholders of each class of shares of the Acquired Fund received shares of the corresponding share class of the Acquiring Fund in accordance with the Agreement and Plan.

The registration statement of Columbia Funds Series Trust I on behalf of Columbia Strategic Income Fund, on Form N-14, which was filed with the Securities and Exchange Commission on December 29, 2010 (ACCESSION NO. 0001193125-10-289277) is incorporated by reference, including without limitation the Agreement and Plan filed as Exhibit (4) to the registration statement and the applicable prospectus/proxy statement describing the applicable Reorganization.